Beck, Mack & Oliver LLC
                      Proxy Voting Policies & Procedures

RATIONAL FOR PROXY POLICIES/PROCEDURES

Applicable law will require the firm to vote proxies (unless otherwise requested by clients) in the best interests of our clients. As we have always done, we must exercise our voting responsibilities as a fiduciary, solely with the goal of maximizing the benefits to our clients. Unlike the rather loose guidelines that have prevailed to this point, as of July 1, 2003 record date, we will be required to maintain a record of how all the proxies for companies in which the firms clients have voting interests were voted, as well as embrace a disclosure process mandated by law.

PROXY VOTING PROCEDURES

         1. We will identify a person, herein referred to as a Proxy Ballot Administrator (PBA), to control this process.

         2. Accounts for which proxies are to be voted: We are required to vote the proxies for common shares held in ERISA accounts and the BMO Partners Fund. For all other accounts, we have the option of passing the voting responsibility to the client. In actual practice, we have opted to provide our clients with the choice of voting the proxies themselves or having us do it.

         3. Audit requirements: All accounts for which we have voting responsibility will be checked every day for indications that a proxy statement is available requiring action by a certain date. (We will outsource this procedure.)

         4. Upon notification of a requirement for voting, a composite ballot covering all topics and all relevant accounts will be prepared. This ballot, together with a copy of the proxy statement, will be forwarded to the appropriate investment professional for review and disposition of voting. The person assigned to the task of voting on proxy issues will complete the ballot, sign it, and return it to the PBA. In cases where a resolution falls outside policy guidelines, the matter should be discussed by all members present at our weekly meeting and be resolved at that time. Results of these deliberations should be filed along with documents relevant to proxy matters.

         5. The proxy ballot administrator will insure that the ballot is returned and completed by the deadline for voting. A log will be maintained identifying the dates the proxy was received, voted and returned to the appropriate agent. Furthermore, a record of all votes for all subject accounts will be kept and be available for inspection.

         6. This voting record will also be available to respond to client inquiries about our vote on particular resolutions. These will be directed to the proxy administrator.

PROXY VOTING POLICY

The guidelines that will apply to the proxy issues enumerated in the following paragraphs is that all voting is to be exercised only in the clients' best interest. All other issues will be subordinated to the exercise of our fiduciary duty on behalf of the funds that clients have entrusted to our management.

         I.       Routine Management Proposals

                  These proposals typically do not change corporate structure, by-laws or operations to the disadvantage of shareholders. They include:

                  a. Approval of auditors b. Election of Directors
                  c. Indemnification provisions for directors/officers
                  d. Liability limitations of directors/officers
                  e. Name changes
                  f. Fiscal year changes

                  Given the routine nature of these proposals, proxies will nearly always be voted with management.

         II.      Non-Routine Management Proposals

                  This category includes issues that would or could alter corporate or capital structure or operations. These proposals will be reviewed and votes will be determined on a case-by-case basis. Proposals in this category would likely address matters including:

                  a. Mergers and Acquisitions
                  b. Restructuring
                  c. Re-Incorporation
                  d. Changes in capital structure
                  e. Compensation of executive/directors

         III.     Proposals Affecting Corporate Governance

                  These proposals, which would also be reviewed on a case-by-case basis, would including those affecting:
                  a. Poison pills
                  b. Greenmail or duel class voting
                  c. Supermajority voting
                  d. Golden parachutes/severance packages
                  e. Classified/staggered Boards of Directors

         IV.      Social and Corporate Responsibility Proposals

                  Resolutions addressing matters under this heading are often proposed by shareholders. These proposals will be examined individually and our votes will be based on serving the best interest of our clients.

                  a. Expensing stock option grants
                  b. Charitable giving
                  c. Gender issues
                  d. Boycotts of specific countries/industries